UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 30, 2009

MOVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26659	95-4438337

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
30700 Russell Ranch Road
Westlake Village, California 91362
(Address of principal executive offices, including zip code)
(805) 557-2300
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
Since fiscal 2006, Move, Inc. (the “Company”) has licensed software from a third party provider to automate the administration of its employee equity programs and calculate its stock-based compensation expense (the “Software”). After learning this month that the Software contained an error in how it calculated stock-based compensation expense and that the Software provider had a new version of the Software that was designed to correct this error, the Company upgraded to the new version of the Software and identified differences in the stock-based compensation expense of prior periods. After reviewing such differences, the Company identified an error in its accounting for stock-based compensation expense.
The prior version of the Software incorrectly calculated stock-based compensation expense by continuing to apply a weighted average forfeiture rate to the vested portion of stock option awards until the grant’s final vest date, rather than reflecting actual forfeitures as awards vested, resulting in an understatement of stock-based compensation expense in certain periods prior to the grant’s final vest date. As stock-based compensation expense is a non-cash item, there is no impact to net cash provided by operations in any period.
As a result of identifying the error, on October 30, 2009, the Company concluded that accounting adjustments were necessary to correct certain previously issued financial statements. Accordingly, the Company will restate those financial statements and record total cumulative additional stock-based compensation expense of approximately $3.7 million for the fiscal years ended December 31, 2006, 2007 and 2008 and the quarters ended March 31, 2009 and June 30, 2009. Specifically, the Company will record increases in stock-based compensation expense of approximately $1.25 million in fiscal 2006, $1.30 million in fiscal 2007 and $1.63 million in fiscal 2008, and will record reductions in stock-based compensation expense of approximately $0.39 million in the quarter ended March 31, 2009, and $0.10 million in the quarter ended June 30, 2009.
In light of the error and pending restatement, the Company’s consolidated balance sheets as of December 31, 2006, 2007 and 2008, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the fiscal years ended December 31, 2006, 2007 and 2008 and the related reports of the Company’s independent registered public accountants theron, and the Company’s consolidated balance sheets as of March 31, 2009 and June 30, 2009 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the periods ended March 31, 2009 and June 30, 2009, should no longer be relied upon.
The Company expects to file restated financial statements for the affected periods as soon as practicable. The Company also expects to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 on a timely basis and expects that it will be able to announce its financial results for the quarter ended September 30, 2009 as previously scheduled.
The decision to restate the Company’s previously issued financial statements was made by the Audit Committee of the Company’s Board of Directors, following consultation with and upon the recommendation of management. The Company’s Audit Committee and management discussed the matters relating to the restatement with Ernst & Young, LLP, the Company’s independent registered public accounting firm.

This report contains forward-looking statements within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These forward-looking statements are the Company’s current expectations and beliefs. These forward-looking statements include statements about anticipated filing dates for the restated financial statements. Factors that could cause actual results to differ materially with respect to our anticipated results include the fact that the review process, which includes that of our independent registered public accounting firm, is ongoing and could take longer than anticipated. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVE, INC.
By:	/s/ Robert J. Krolik
Robert J. Krolik
Chief Financial Officer

Date: November 2, 2009